EXHIBIT 23.4
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS
     We hereby consent to the references to our firm in this Registration Statement on Form S-1 (including any amendments thereto and the related prospectus) filed by VOC Energy Trust and VOC Brazos Energy Partners, L.P., to our estimates of reserves and value of reserves and our reports on reserves (i) as of December 31, 2009 for VOC Kansas Energy Partners, LLC and (ii) as of January 1, 2010 for VOC Brazos Energy Partners, L.P. We also consent to the inclusion of our reports dated October 20, 2010 and March 22, 2010 as appendices to the prospectus included in such registration statement.
     We also consent to the references to our firm in the prospectus included in such registration statement, including under the heading “Experts.”

W. Todd Brooker, P.E. Vice-President

Cawley Gillespie & Associates, Inc Texas Registered Engineering Firm F-693. Austin, Texas April 22, 2011